                                                                   EXHIBIT 10.14

                             SETTLEMENT AGREEMENT

     This SETTLEMENT AGREEMENT (the "Settlement Agreement") is entered into as of July __, 1995 by and between PHAR-MOR, INC. together with its fifteen affiliated debtor entities (collectively, the "Debtors") and Salomon Brothers Inc. ("Salomon").

                                   RECITALS

     A. Debtors and Salomon are parties to, or assignees of rights under, those certain loan and security agreements set forth on Schedule A hereto (the "Loan Agreements") regarding certain prepetition loans to the Debtors secured by security interests in certain of the Debtors' furniture, fixtures and equipment ("FF&E"). On the petition date, the aggregate principal and accrued and unpaid interest on the loans was $10,342,223.

     B. Pursuant to United States Bankruptcy Code (S)506(a), an allowed claim arising from Debtors' obligations under the Loan Agreements constitutes a secured claim to the extent of the value of the FF&E collateral (a "Secured Claim") and a general unsecured claim to the extent the allowed claim exceeds the value of the FF&E collateral.

     C. Salomon, as assignee of the Dollar Savings and Trust Company, also asserts an allowed administrative priority expense in the amount of $5,402,952.33 as more fully set forth in that certain Order Approving Agreement Concerning Use Of Funds, dated August 28, 1992 (the "Prior Order"), and Motion of Salomon Brothers Inc, as Assignee of The Dollar Savings and Trust Company, for payment of Allowed Administrative Priority Expense, filed with the Court on February 23, 1995.

     D. The Debtors and Salomon have not heretofore agreed on (i) the value of, or the correct valuation methodology for, the FF&E collateral, (ii) the appropriate treatment of the resulting Secured Claim, or (iii) Salomon's entitlement to an administrative priority expense and, in the absence of an agreement between the parties, such valuation and treatment issues and the administrative priority expense issue are likely to be the subject of dispute and extensive, costly and time consuming litigation.

     E. On May 25, 1995, the Debtors filed their Trust Amended Joint Plan of Reorganization dated May 25, 1995 (as it may be amended or modified, the "Debtors' Plan") with the United States Bankruptcy Court for the Northern District of Ohio (the "Bankruptcy Court").

     F. The Debtors and Salomon wish to resolve the value and treatment of Holders' Secured Claim and administrative priority expense claim for purposes of the Debtors' Plan.

                                  AGREEMENT

     In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Debtors and Salomon hereby agree as follows.

     1.  The Debtors and Salomon agree that:

         (a) Salomon shall have an allowed Secured Claim, the amount and treatment of which shall be as set forth on Schedule B hereof, as the same may be amended pursuant to paragraph 4 hereof, or otherwise, with the mutual written consent of the Debtors and Salomon (the "Agreed Plan Treatment");

         (b) the Debtors' Plan shall reflect such Agreed Plan Treatment for Salomon's Secured Claim;

         (c) Salomon shall have an (i) authorized and allowed entitlement to the payment of an administrative expense under 11 U.S.C. (S)503(b) in the amount of $1,525,000.00 payable in cash upon the effective date of this Settlement Agreement and (ii) and allowed unsecured claim in the amount of $7,233,096;

     (d) The Debtors and Salomon hereby fully release and discharge each other, their successors and assigns, from all rights, claims and actions which either party now or may hereafter have against the other party arising from or relating to the FF&E collateral, the Loan Agreements, the Secured Claim, the Prior Order and any action taken by either of them with respect to the foregoing (including, without limitation, any adequate protection or other payments paid to Salomon or Dollar in connection therewith, and including, without limitation, any rights, claims and actions arising under Sections 544 through 551 of the Bankruptcy Code or any state fraudulent conveyance law of similar import arising with respect to the Loan Agreement, Secured Claim, the Prior Order or the FF&E Collateral); provided, however, that the Debtors and Salomon retain all rights under the Settlement Agreement; and

     (e) this Settlement Agreement shall become effective upon entry of an order of the Court approving this Settlement (the "Approval Order"). Without affecting the generality of the foregoing, the Debtors shall file, within two
(2) business days of the execution of the Settlement Agreement, an application to the court for the Approval Order.

     2. The Debtors shall use their best efforts to obtain confirmation of the Debtors' Plan, including the Agreed Plan Treatment for Salomon's Secured Claim.

     3. Upon entry of the Approval Order, Salomon's receipt of its administrative expense in the amount of $1,525,000.00 in accordance with paragraph 1(c), and so long as the Debtors' Plan incorporates the Agreed Plan Treatment (unless Salomon consents in writing to different treatment), Salomon agrees that it will not object to confirmation of the Debtors' Plan (it being understood that prior to the occurrence of the foregoing events Salomon reserves its right to vote against the Plan in order to preserve its rights and any such vote by Salomon shall not be deemed to be a breach by Salomon of this Settlement Agreement for any purpose provided Salomon cooperates with the Debtors to change any such vote to a favorable vote upon the occurrence of the foregoing events pursuant to Bankruptcy Rule 3018).

     4. In the event that another party holding a prepetition debt instrument with a petition date balance in excess of $1 million secured by store furniture, fixtures and equipment of one or more of the Debtors (an "Equipment Lender") enters into an agreement with the Debtors pursuant to which their Secured Claim would under the Debtors' Plan be valued or treated materially differently from Salomon's Agreed Plan Treatment hereunder, the Debtors shall offer substantially the same valuation and treatment to Holder for Holder's Secured Claim. Notwithstanding the foregiong, the Debtors shall not be required to offer Holder valuation and treatment substantially similar to that accorded an Equipment Lender pursuant to (a) a negotiated agreement or settlement reached following the earlier of (x) the commencement of depositions or the service of responses to discovery requests by the Debtors or such Equipment Lender in connection with any contested motion or adversary proceeding (including without limitation a plan of reorganization confirmation hearing) relating to the valuation or treatment of such Equipment Lender's Secured Claim, or (y) the introduction of evidence by the Debtors or such Equipment Lender at an evidentiary hearing or trial on the same issues, or (b) litigation resulting in a judgement or order on the merits (i.e., not resulting
                                                            ----
in a negotiated settlement or agreement).

     5. The Debtors' agreements and obligations under this Settlement Agreement shall terminate immediately upon any breach by Salomon of its agreements and obligations herein. Salomon's agreements and obligations under this Settlement Agreement shall terminate immediately upon any breach by the Debtors of their agreements and obligations herein. If (a) the Approval Order shall not have been entered on or prior to August 15, 1995 or (b) the Debtors' Plan is not confirmed by one year from the date hereof, then either party may, by written notice to the other party, terminated this Settlement Agreement, in which case the Settlement Agreement shall become null and void.

     6. Until and unless this Settlement Agreement is terminated pursuant to Paragraph 5 hereof, any transferee of all or any portion of Salomon's rights under the Loan Agreements or the Prior Order (collectively, "Salomon's Claim"), and any person who acquires any participation or other direct or indirect interest in or control or authority over the voting or disposition of any portion of Salomon's Claim, shall continue to be bound by the terms of this Settlement Agreement. Salomon agrees not to transfer, assign, participate or pledge any interest in or control or authority over all or any part of Salomon's Claim, in any manner, without the express written assumption by such transferee of Salomon's agreements and obligations hereunder.

     7. Nothing contained in this Settlement Agreement is intended or shall be deemed to be the solicitation of an acceptance or rejection of the Debtors' plan.

     8. Notices given under this Settlement Agreement shall be to the parties at the addresses set forth on the signature page(s) hereof.

     9. This Settlement Agreement may be executed by one or more of the parties hereto in any number of counter-parts, each of which shall be deemed to be an original, but all such counter-parts shall together constitute one and the same instrument. No modification, amendment or waiver of any provision of this Settlement Agreement shall be effective unless the same shall be in writing and signed by the parties hereto. This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        10. This Settlement Agreement is entered as a settlement of disputes among the parties hereto. Nothing herein shall be deemed an admission of any sort. If the transactions contemplated herein are not consummated, if the order approving this Settlement is vacated, reversed or modified in any way not acceptable to the parties hereto on appeal, or if this Settlement Agreement is terminated for any reason, the parties hereto fully reserve any and all rights and the releases granted herein shall be deemed null and void. Any payments, if any, made to Salomon pursuant to paragraph 1(c) of this Settlement Agreement shall thereupon be returned to the Debtors, without offset, counterclaim or reduction (with interest accruing thereon at the legal rate from the date of payment). Pursuant to Federal Rule of Evidence 408 and any applicable state rule of evidence, this Settlement Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

        11. This Settlement Agreement shall be governed by the laws of the State of New York, without regard to principles of conflict of laws.

        IN WITNESS WHEREOF, each of the parties below have executed a counter-part of this Agreement, the terms of which shall be effective upon execution by each of the undersigned.

        "Debtors"                               PHAR-MOR, INC.,
                                                on behalf of itself and all of
                                                its affiliated debtors

                                                By  /s/ Joseph A. Bondi
                                                   ---------------------------
                                                    Joseph A. Bondi
                                                    Senior Vice President of
                                                         Administration
                                                    Phar-Mor, Inc.
                                                    20 Federal Plaza West
                                                    Youngstown, Ohio 44501-0400
                                                    Phone: (216) 740-2901
                                                    Fax:   (216) 740-2985

        "Salomon"                               SALOMON BROTHERS INC

                                                By  /s/ Robert Kleinart
                                                   ----------------------------
                                                    Robert Kleinart
                                                    Salomon Brothers Inc.
                                                    7 World Trade Center
                                                    40th Floor
                                                    New York, New York 10048
                                                    Phone: (212) 783-3586
                                                    Fax:   (212) 783-4080

                                                                      SCHEDULE A
                                                                      ----------

                                LOAN AGREEMENTS
                                ---------------



                        Date of Promissory Note             Original
Loan No.                & Security Agreement                Principal Amount
--------                ------------------------            ----------------
50907                   August 21, 1987                     $3,574,085.18

60201                   October 28, 1987                    $2,903,982.93

60448                   December 28, 1987                   $2,521,931.89

60718                   March 17, 1988                      $2,002,617.34

61014                   June 24, 1988                       $1,250,000.00

61441                   December 22, 1988                   $1,250,000.00

62535                   June 12, 1990                       $4,000,000.00


                                                                      SCHEDULE B
                                                                      ----------

                            PHAR-MOR FF&E TERM DEBT
                            RESTRUCTURING TERMSHEET
                                 JUNE 30, 1995

        The following is a summary outline of certain material terms of the New Equipment Notes to be issued to Salomon Brothers under Phar-Mor's Third Amended Joint Plan of Reorganization, dated May 25, 1995 (the "Plan"), to holders of claims secured by furniture, fixtures and equipment ("FF&E Collateral").

        Issuer:                Reorganized Phar-Mor, Inc.

        Payee:                 Salomon Brothers

        Principal:              $1,750,000.00 (Subject to reduction (i) to the
                                extent of any adequate protection payments made after September 1, 1995 in excess of $50,000 in the aggregate and (ii) for any FF&E Collateral made available to Payee from any store determined to be closed after the date hereof and prior to the Plan Effective Date in an amount equal to the amounts allocated to such FF&E on the attached schedule)

        Interest:               7% per annum

        Maturity:               8 years from Plan Effective Date

        Payments:               Interest in arrears payable semi annually until
                                the third anniversary of the Plan Effective
                                Date, thereafter interest and one sixteenth
                                (6.25%) of principal will be payable semi annually in arrears with any unpaid principal and accrued and unpaid interest payable at Maturity

        Prepayments:            Optional
                                --------
                                At Phar-Mor's option at any time at 100% of the principal amount outstanding plus accrued interest to the date of payment

                                Mandatory
                                ---------
                                100% of the outstanding principal amount attributable to the FF&E Collateral in any store Reorganized Phar-Mor after the Plan Effective Date determines to close if a least 2/3 of such FF&E Collateral has not been relocated to other Phar-Mor stores within 6 months following the closing, plus accrued interest to the date of payment.

     Other Terms:  As set forth in the Plan concerning Classes 3a-3l


                                       2